Exhibit 99.1

ThermoGenesis Holdings, Inc. (NASDAQ:THMO)

Third Quarter 2019 Results Earnings Conference Call

November 19, 2019 4:30 PM ET

CORPORATE PARTICIPANTS

Paula Schwartz - Managing Director, Rx Communications

Chris Xu - Chairman & Chief Executive Officer

Jeff Cauble - Vice President of Finance &Principal Accounting Officer

PRESENTATION

Operator

Good day, and welcome to the ThermoGenesis Holdings' Conference Call and Webcast to Review Financial and Operating Results for the Third Quarter ended September 30, 2019. As a reminder, all participants will be in listen-only mode. There will be an opportunity to ask questions at the end of today's presentation. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to turn the conference over to our host, Paula Schwartz of Rx Communications. Please go ahead.

Paula Schwartz

Thank you, operator. This conference call contains forward-looking statements within the meaning of the federal securities laws. The company's actual results may differ materially from those projected in the forward-looking statements.

Additional information concerning factors that might cause actual results to differ materially from those in the forward-looking statements is contained in the company's periodic reports filed with the Securities and Exchange Commission.

The information presented today is time sensitive and is accurate only as of the date of this call, November 19, 2019. If any portion of this call is being rebroadcast, retransmitted or redistributed at a later date, ThermoGenesis will not be reviewing or updating this material. Participating on today's call are Dr. Chris Xu, Chief Executive Officer; and Jeff Cauble, Vice President of Finance and Principal Accounting Officer.

Now, I'd like to turn the call over to Chris. Please go ahead.

Chris Xu

Thank you, Paula, and thank you to everyone for joining the call this afternoon. We appreciate you taking the time to listening. As most of you are aware as of November 1st, we changed our company name from Cesca Therapeutics to its original brand name. ThermoGenesis.

For more than three decades, ThermoGenesis has been a well-respected global recognized brand for automated cell separation and cryo-storage technologies in the stem cell and cord blood industry.

The company has developed and commercialized a series of cell processing technologies and systems, providing global researchers, biomanufacturing organizations and clinicians with highly efficient cell processing devices which helps them to deliver better outcomes in various applications in the cord blood banking and regenerative medicine.

In the last two years, we further leverage our expertise in the automated cell processing field to address critical unmet needs in the fast-growing cell-based immunotherapy arena, including the chimeric antigen receptor T-cells or CAR-T cell. The recent name change refreshed the company's renewed interest and strategic focus to become the leading provider for cell processing tools and services in the emerging cell and gene therapy field.

Before I provide an update on our corporate strategy and recent achievements, I first want to provide a brief history of the company. ThermoGenesis was originally founded in 1986 as the medical device company.

During the 90s, the company successfully developed a series of automated cell separation and cryo-storage technologies for the stem cell and cord blood industry. These technologies have being used by a long list of the world's leading stem cell institutes as well as public and private at cord blood banks worldwide, including the New York Blood Center, NYBC, MD Anderson, Cleveland Clinic, Duke, Cord Blood Registry or CBR the leading – the largest private cord blood bank in the U.S. and the Global Cord Blood Corporation, the largest of private cord blood bank outside of the U.S. With that said, over the past few years the Company has encountered severe financial difficulties.

I'm not only the CEO of ThermoGenesis, I'm also the largest investor in the company. In early 2016 through BoyaLife Group, which I founded, I invested a $15 million when the company was on the verge of bankruptcy. I subsequently extended the company another $10 million line of credit to support operations and further revive the company. As part of the turnaround strategy, I took the position as the interim CEO in November of 2016 and became the full-time CEO about the year later. Since then, we have set a series of goals to turn the company around, the number one goal yet to achieve positive cash flow from continuous operations.

I'm glad to say that, we have made significant changes to the company in the last few years, which set us to achieve this goal. We have taken aggressive measures in two areas of our operations. One was to increase revenue and the second was to reduce operational costs.

You can find a copy of our latest corporate presentation on our website; www. thermogenesis.com, which outlines the series of measures we have undertaken in order to become cash flow positive. A few examples include; in July 2017, the company made a strategic acquisition of SynGen Inc., a Sacramento based medical device company which developed a proprietary buoyancy activated cell sorting technology or BACS technology. This technology was transformative for ThermoGenesis and expanded our footprint into the emerging CAR T immunotherapy field

In combination with our own intellectual property and the newly acquired BACS technology, in 2018 we launched the new the CAR-TXpress platform and the new X-Series products including X-Lab, X-Wash, X-Mini and X-BACS (under development). These technology platforms and products address significant unmet needs. The most of the critical of which is to help reduce drug manufacturing costs for cell and gene therapies, including CAR-T.

Also, in 2018 we implemented a series of our aggressive cost reduction measures to improve operational efficiency and reduce overhead costs.

In late 2018, we renegotiated our manufacturing contracts, effectively reducing our product costs by 25%.

Coming into 2019, we continued to launch additional new products for clinical biobanking, point-of-care clinical settings and large-scale cell processing manufacturing tools and services for the cell and gene therapy fields.

So, the third quarter highlights and recent achievements include: We entered into a five-year global distribution agreement with a global distributor for our X-Series products.

We divested our clinical regenerative medicine assets to stay focused on our cell processing tools and services business.

And third, most recently we announced a definitive agreement with HealthBanks Biotech USA to form a joint venture called ImmuneCyte in order to provide immune cell banking services using our GMP compliant CAR-TXpress platform, to address critical unmet needs of patient accessibility for future CAR-T and other immune-therapeutics.

One of our key stated objectives for 2019 was to achieve positive cashflow from operations by year-end. I'm very pleased to report that over the second and third quarters, we continued to make significant progresses towards this goal. With continued revenue increase and cost reduction measures, the financial performance of the company has steadily improved over the past seven quarters since the beginning of 2018. As noted in the press release, revenues for the third quarter were $4.1 million, a 30% increase over the third quarter of 2018.

Using adjusted EBITDA as the key metrics to determine cash-based financial performance, I'm delighted to note that, for the second quarter in a row, we have achieved positive adjusted EBITDA, the measure the company uses to best approximate operational cashflow. With that fixed rate, the company reached a positive adjusted EBITDA of $53,000 in the second quarter of 2019 and positive adjusted EBITDA of $125,000 in the third quarter of 2019 representing a 136% increase.

A positive adjusted EBITDA allows the company to utilize its funds in resources much more wisely in key areas that it deems necessary. We also saw an increase in cash on hand, from $2.4 million in the second quarter of 2019 to $2.8 million in the third quarter, and if we include the $2 million global distribution fee received from our global distributor, October the 1st our cash-on-hand would be increased to $4.8 million. Clearly the company is in a much stronger financial position than when I formally took over as CEO. And Jeff will go into detailed analysis of the financials later in this call.

Currently the company markets three platforms of cell processing products:

The first is CAR-TXpress platform based on the buoyancy-activated cell sorting technology. The BACS technology is a patent protected high efficiency cell sorting technology using lipid microbubbles. The CAR-TXpress platform includes the X-Lab System for rapid cell isolation, the X-Wash System for cell washing and reformulation, and the X-Mini reagent kits. Currently in development is the X-BACS System for large scale cellular manufacturing of CAR-T therapies (together, these are called the “X-Series” products).

Second the AXP/BioArchive platform for clinical biobanking, which allows for automated processing and cryo-storage of cord blood and clinical samples.

Third, that at the PXP platform for point-of-care applications, which allows for automated processing of autologous peripheral blood or bone marrow derived stem cells at the point-of-care locations such as surgical centers or clinics.

In September, we reported validation of system performance of our X-Series products from two well-recognized academic medical centers. The Marcus Center for Cellular Cures at Duke University School of Medicine and Lineberger Comprehensive Cancer Center at the University of North Carolina. We are very pleased to have received these third-party validations of our newest X-Series products from such prestigious medical centers.

In September, we also announced a major global distribution agreement for the X-Series products, a highly significant commercialization milestone for the company. Under this five-year renewable agreement, our global distributor will be responsible for marketing our X-Series products worldwide, including to existing customers, with the exception of China for the first two years. As part of the agreement, ThermoGenesis received a $2 million upfront distribution fee and will continue to receive future marketing support from our global distributor. This agreement is expected to vastly expand the awareness and sales of our cutting-edge CAR-TXpress technology to the research market, and the anticipated revenue increase will help us achieve sustained profitability. Outsourcing the sales and marketing of the X-Series products will also allow us to maintain a greater focus on developing additional tools and services for the cell and gene therapy and point-of-care markets.

Last but not least, we recently divested our clinical programs. As a result, the ThermoGenesis team will devote 100% of its effort towards addressing the critical unmet manufacturing needs of the cell and gene therapy market and positioning the company at the forefront of this effort with superior products and services. The mission of ThermoGenesis is to ensure the future benefit of cell and gene therapy to everyone in need through a reduction of drug manufacturing costs and an increase of patient accessibility. Due to the importance of our new strategic focus, I would like to reiterate why we have taken this direction.

Immunotherapy remains one of the fastest growing research areas and, as a result, clinical research activity for cell-based cancer immunotherapies continues to be robust. According to clinicaltrials.gov, the number of ongoing and pending clinical trials in the CAR-T cell therapy space, alone, has surpassed 800 worldwide. However, there are well known challenges including, low manufacturing efficiencies and high manufacturing costs, both of which remain the most significant barriers to expanding the use of these promising, life-saving therapies. In addition, recently published clinical trial results have shown that in some of the cases, more than 50% of patients either failed to enroll or enrolled but failed to receive a sufficient dose of CAR-T cells when needed. These highlights yet another significant unmet need, that being patient accessibility to the promising immunotherapy technology.

ThermoGenesis will be in the forefront of fighting these significant unmet needs. Since its founding in 1986 the company has developed and commercialized highly efficient novel cell processing systems and devices used by researchers, clinicians and biomanufacturing organizations worldwide. With the successful launch of CAR-TXpress cellular processing platform, protected by a series of patents in the buoyance Activated Cell Sorting (BACS) area, we will be able to further expand our automated cell processing platform and significantly reduced the manufacturing costs associated with CAR-T cell therapeutics, potentially by two-thirds from current standard procedures.

In October, as most of you have seen, we entered into a definitive agreement with HealthBanks Biotech (USA), one of the leading stem cell bank networks, to form a joint venture called ImmuneCyte Life Sciences or “ImmuneCyte”. Doing so, will allow for the immediate commercialization of ThermoGenesis’ proprietary CAR-TXpress cell processing platform for use in the immune cell banking, and cell-based contract manufacturing services. This is an exciting new endeavor for us, as ImmuneCyte will be among the first immune cell banks in the U.S. to provide clients the opportunity to bank their own immune cells, which is paramount for future use for CAR-T and other cell and gene therapies.

Let me provide a bit of context for the critical unmet needs and the rationale for providing immune cell banking services, and how such services will help enhance the patient accessibility to the new CAR-T therapies and other cell-based immunotherapies.

As I alluded to a moment ago, although highly effective, several recent studies on the eligibility of patients to enroll in CAR-T clinical trials have shown that as many as thirty to fifty percent of cancer patients may not be eligible to enroll or to get sufficient CAR-T cells manufactured for the therapy. Factors driving this data include the fact that the body’s immune system decays with age and is also severely compromised during chemotherapy and radiotherapy. Additionally, in many cases of advanced cancer, especially relevant to patients with leukemia, cancer cells enter the blood stream and, not only contaminate the source, but also interfere with the body’s natural production of healthy T cells. The ImmuneCyte joint venture aims to directly address these issues by allowing people to proactively preserve their own younger, healthier and uncontaminated immune cells and to use these cells, if needed, as a future resource for cellular immunotherapies. Given that the CAR-TXpress platform can increase cell processing efficiency by up to 16-fold as compared with traditional methods, ImmuneCyte will be able to offer immune cell banking at a very reasonable cost. ImmuneCyte is planning for an official launch in the fourth quarter of 2019. The key mission of ImmuneCyte is to advance our technology so that more patients will have access to the future benefit of these promising immunotherapies.

It goes without saying that we are excited as we enter this next strategy phase for ThermoGenesis. In light of all these changes we have made to the company, the Board approved our company name change from Cesca Therapeutics Inc. to ThermoGenesis Holdings, Inc. and its NASDAQ Trading ticker from KOOL to THMO. This was a critical strategic move which is wholly in line with our stated objectives that is to become a leading solution provider for cell processing tools and services for the cell and gene therapy markets.

Recognizing the potential of our platform and our products to address and even broader market than originally planned, we have determined that this change of strategic focus affords us, and our shareholders, with the greatest number of growth opportunities going forward.

And with that, let me turn the call over to Jeff to share the key financial results from the third quarter. Jeff?

Jeff Cauble

Thank you, Chris. Net revenues for the three months ended September 30, 2019 were $4.1 million compared to $3.1 million for the third quarter of 2018, an increase of $1 million or 30% year-over-year. The increase was driven by higher sales to domestic end-users for AXP disposables and CAR-TXpress in the current quarter.

Gross profit for the three-months ended September 30, 2019 was $1.9 million or 47% of net revenue compared to $655,000 or 21% of net revenue for the third quarter of 2018. For two quarters in a row, we've seen significant improvement in our gross margin as a result of the changes we've made last year. The gross profit increase was driven by lower disposable costs from contract manufacturers and reduced overhead spending.

Sales and marketing expenses for the three months ended September 30, 2019 were $502,000 compared to $364,000 for the comparable period in 2018. The variance was driven by a one-time non-cash compensation expense for performance goals achieved by ThermoGenesis employees during the current quarter.

Research and development expenses for the three months ended September 30, 2019 were approximately flat with prior year at $584,000 as compared to $611,000 for the comparable period in 2018.

General and administrative expenses for the three-months ended September 30, 2019 were $1.1 million compared to $1.6 million for the comparable period in 2018. The decrease was driven by a reduction in personnel costs and related payroll expenses as well as reduced expenses in India due to reorganization there in the first quarter of 2019.

Interest expense was $1.2 million for the three-months ended September 30, 2019 compared to $835,000 for the three months ended September 30, 2018. The increase was due to interest expense and the non-cash amortization of the debt discount related to the convertible notes the company issued in January 2019 and additional interest and non-cash amortization of the debt discount related to the revolving credit agreement with Boyalife.

A non-cash loss on extinguishment of debt for the three months ended September 30, 2019 of $840,000 was recorded by the company due to amending the January 2019 convertible note.

For three months ended September 30, 2019 the company reported a comprehensive loss attributable to common stockholders of $2.3 million or ($0.78) per share based on approximately 2.9 million weighted average basic and diluted common shares outstanding, this compares to a comprehensive net loss of $2.6 million or ($1.17) per share, based on approximately 2.2 million weighted average basic and diluted common shares outstanding for the three months ended September 30, 2018.

At September 30, 2019, the company had cash on hand of approximately $2.8 million, compared with approximately $2.4 million at December 31, 2018. Additionally, the $2.8 million does not include the $2 million for the X-Series exclusivity fee from our global distributor received on October 1, 2019. Working capital almost doubled, up from $2.8 million at December 31, 2018 up to $5.4 million as of September 30, 2019.

Finally, I'd like to conclude with the most significant financial information. As Chris previously mentioned, the company was adjusted EBITDA positive for the second quarter in a row. The company uses adjusted EBITDA to estimate cash-based income, calculating its income from operations less non-cash charges. For the third quarter, the company had adjusted EBITDA income of a $125,000, this compares to adjusted EBITDA loss of $1.6 million in the third quarter of last year.

This concludes our prepared remarks. And now, we'd like to open the call to your questions. Operator?

QUESTION-AND-ANSWER SESSION

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question today will come from Jason Kolbert with Dawson James. Please go ahead.

Jason Kolbert

Hi, Chris. Congratulations, what an amazing turnaround you've accomplished. I want to ask you a couple of strategic questions about CAR-T, but I actually have an accounting question. I noticed that the accounts receivable is very high. How should we view the accounts receivable today?

Jeff Cauble

Well, the accounts receivable is absolute.

Chris Xu

Go ahead Jeff.

Jeff Cauble

So, the accounts receivable includes the $2 million from the exclusivity fee from the global distributor. That was received on October one. So that's why it's so much higher. So that was actually turned into cash on the first of October.

Jason Kolbert

Got you. Okay. And Chris when you take a look at kind of the company you inherited and where it was. It was originally a device company and then a transition to a therapeutics company. And now you're focusing back to devices, but with the focus on CAR-T help me understand how it's different this time and what you view as the backlog in terms of demand for CAR T related hardware? Thanks.

Chris Xu

Yes. Jason, thank you for the question. And yes, when the company was founded in 1986 it was a device company. Then back in 2014, that's before my time, the company acquired a clinical asset in regenerative medicine and turned it into a therapeutic company. So, what we did -- what we do now different than what was in the past, because we want to be more focused. So, we want to be more focused on revenue generating arenas and as those products, but not sacrificing the future. By saying so, I really mean that we are focusing as of this moment to launch those series of new products. But that's not yet. So, if you go to take a look at our corporate presentation which updated in our website, you can see that we outlined our future in three phases. Phase one is to launch product which we have done. We launched more products in the last 12 months.

Phase two, turning those proprietary products into proprietary services, which include immune cell banking, which include CDMO services, which we are in the process of launching. That's Phase two. And Phase three has really become a so-called solution provider for cell and gene therapy. And then coming back to address the critical unmet needs in CAR-T. So, we are not losing our focus in therapeutics, but we develop this in phases. And to add a comment to that, we want to view ourselves, view our capability and compare our capability to others. We want to see what our competitive advantages are. What are the things that we can do that nobody else can do?

So, we don't want to be crowded in just developing a therapy. By the way, there are more than 900 ongoing clinical trials in CAR-T field addressing roughly around 40 different targets in cancer. Instead we want to be focused on two ends to address to very critical unmet needs. One, is the manufacture costs that are applicable to all CAR-T gene therapy. The other is the patient accessibility, because half of the patients were not able to enroll or those that enroll do not get the CAR-T. So those critical unmet need nobody was addressing them. And we want to be the pioneers to addresses that. So hopefully this answers your question. I know it's a little bit long.

Jason Kolbert

No. It's excellent. And the numbers speak volumes. I really look forward though to kind of seeing the day when you're reporting the breakout in the numbers between what represents CAR-T revenues and what doesn't and realizing that you're building the base for the future here. By the way thank you for supporting me and for being at our conference. Thanks Chris.

Chris Xu

Thank you, Jason.

Operator

Our next question will come from Swayampakula Ramakanth with H.C. Wainwright. Please go ahead.

Swayampakula Ramakanth

Thank you. And thanks for taking my questions. Regarding the global distribution that you have signed up with a global company for X-Series products. So, can you help us understand what -- how this relationship is setup and give us some more color about how this relationship is going to help market your products and help on the revenue side. What's the revenue lines going to be?

Chris Xu

Sure. Let me take a first try and Jeff can comment on the financial side. So, our products are very versatile. So, it can be used in basic medical research and can be used in point of care and can be used in large-scale manufacturing. So, with the global distributor, we want to raise the awareness and want to be able to penetrate the vast number of research labs globally. Certainly, we don't have the sales force and we don't have the resources to penetrate. And that's why we teamed up with a global Fortune 500 company where they have all the resources. So, we want to have more people know the technology and have the stance on the technology. On our own side we want to be more focused.

We want to be more focused on point-of-care which is direct to the hospital and be focused on providing services with some of our very proprietary devices and systems. So that's how we divide the market. So, for CAR-T again it has various market segments. So, as we reported in our 8-K filings that with the global distributor they would be able to take charge on distributing to the R&D markets globally also some of the manufacturing market.

We on the other side retain full rights for point-of-care and for the CDMO contract development and manufacturing service arena. So that's how we develop. As far as revenue stream, currency in both parties, I mean, even with the global distribution agreements both parties were active in the process of launching this. So, I think it would take time for this as it reaches its peak. So, both parties were actively working on that.

For our own site and seeing -- as we announced several weeks ago, we launched the ImmuneCyte joint venture which is focusing on the cell and gene therapy services. So, it's not only immune cell banking service, but also CDMO services for cell and gene therapy. So, both sides will converge I think in the year to come and we'll be seeing more robust financial performance in the days to come.

Swayampakula Ramakanth

Thank you. Since you just touched upon ImmuneCyte. So, this is a JV that helps provide services in the cell processing, cell banking and the CMO/CDMO services. So, what is the market out there for these services? And are there other players in this market? How do you plan to be a major player or the only player in this market?

Chris Xu

Sure. ImmuneCyte is a brand-new service. The concept is not new, but the critical unmet need is very new. It's really addressing why some patients or some people when they need CAR-T they may not be able to and how can we help these people. So, the immune cell banking is really taking advantage of our CAR-TXpress platform. By the way it's a GMP compliant system, its fully closed. So, this is a unique system. We can do this much more efficiently than traditional methods. Without this CAR-TXpress platform, the traditional manual method will take one technician, four hours to process a 200 ml blood from one donor or one healthy person or patient. So that has to be by the way done in GMP environment because it involved lots of open system. So, you can imagine, if a company or an organization wants to process 200 patients or donors blood a day and that's into about 72,000 a year, which has not a whole lot.

But such company will have to have 100 GMP unit and have an army over 120 people. This is almost impossible as of this moment, because the largest pharmaceutical company in the U.S. and including in the world now only have 16 GMP unit to process immune cell to immunotherapy. With our revolutionary technology CAR-TXpress we will be able to process 200 person's blood within six GMP units, and within a team of only ten. So, the increasing efficiency gives us the competitiveness. Then currently, we are the first ones that are moving forward in this.

Now coming back to address the market. I kind of had addressed the second part which is the competitiveness. Why we can do this. The market is huge, because we see immune cell banking the same as cord blood banking, but in a different historical time point. So, cord blood banking started in 1992. And the reason it started in 1992, because four years ahead of that back in 1988, there's a first demonstration of cord blood being able to rescue a pediatric patient from a rare case of anemia. So, show of clinical usefulness.

So, since 1992, which New York first launched the first public bank and Cord Blood Registry launched the first Private Bank both in the U.S. And since that time till today the global cord blood banking industry has grown through $30 billion revenue annually, but that divided among almost a thousand cord blood banks and that information as they are well-documented market research for that. So, the market for cord blood bank, yes, $30 billion. But remember cord blood only addresses 1% of the newly born babies every year. So, it's only about 1% of the population. That's the birth rate. Whereas immune cell banking address’s everybody in need for the future. So, the patient population is much higher. It's almost like a 100-fold so to speak.

So, it would be reasonable to estimate that the immune cell banking size, the market size will be at least $30 billion, just the same size as cord blood bank. But we think that will be much bigger. However, within this, it's not like cord blood bank, there is lot of competitiveness in this. In the immune cell banking we are the only ones capable of isolating immune cell being a closed system from 200 ml blood in GMP compliant system and not only, so we'll be able to do that multi-component. So, we have lots of barriers as compared to any competitors that are yet to come into the space. So hopefully I address those questions.

Swayampakula Ramakanth

No, no. That's fine. Thanks. Thank you very much, Chris. Thanks

Operator

[Operator Instructions] At this time there are no further questions and this will conclude our question-and-answer session. I would now like to turn the conference back over to Dr. Chris Xu for any closing remarks.

Chris Xu

Thank you, operator. We look forward to updating you on our progress in the coming months and thank you to everyone who participated on today's call and for your interest in ThermoGenesis Holdings. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. And you may now disconnect.